BY-LAW NO. 1

A by-law relating generally
to the transaction of the business
and affairs of

CAPITAL RESERVE CANADA LIMITED

(hereinafter referred to as the "Corporation")

DIRECTORS

1. Calling of and Notice of Meetings - Meetings of the board shall be held at such time and on such day as the chairman of the board, president or a vice-president or a vice-president, if any, or any two directors may determine. Notice of meetings of the board shall be given to each director not less than forty-eight hours before the time when the meeting is to be held. Each newly elected board may without notice hold its first meeting for the purposes of organization and the election and appointment of officers immediately following the meeting of shareholders at which such board was elected, provided a quorum of directors be present.

2. Votes to Govern - At all meetings of the board every question shall be decided by a majority of the votes cast on the question; and in case of an equality of votes the chairman of the meeting shall [not] be entitled to a second or casting vote.

3. Quorum - A majority of the minimum number of directors specified in the Articles of the Corporation shall constitute a quorum for the transaction of business at any meeting of directors.

4. Interest of Directors and Officers Generally in Contracts - No director or officer shall be disqualified by his office from contracting with the Corporation nor shall any contract or arrangement entered into by or on behalf of the Corporation with any director of officer or in which any director or officer is in any way interested be liable to be voided nor shall any director of officer so contracting or being so interested by liable to account to the Corporation for any profit realized by any such contract or arrangement by reason of such director or officer holding that office or of the fiduciary relationship thereby established; provided that the director or officer shall have complied with the provisions of the Business Corporations Act.

MEETINGS BY TELEPHONE

5. Directors and Shareholders - A director may participate in a meeting of the board or of a committee of the board and a shareholder may participate in a meeting of shareholders by means of telephone or other communication facilities that permit all persons participating in any such meeting to hear each other.

SHAREHOLDERS' MEETINGS

6. Quorum - One shareholder or duly appointed proxy holder personally present shall constitute a quorum for a meeting of shareholders for the choice of a chairman and adjournment of the meeting. For all other purposes the quorum of a meeting of the shareholders shall be the shareholders or duly appointed proxy holders personally present not being less than one in number, and holding or representing by proxy not less than five percent of the issued shares of the Corporation of the class or classes respectively enjoying voting rights at such meeting. Notwithstanding the foregoing, if the articles of the Corporation provide for a different quorum in respect of a meeting of shareholders of any class or series of shares, such provisions in the articles shall be incorporated into this bylaw and shall be deemed to govern the quorum requirements in respect of any such meeting.

INDEMNIFICATION

7. Indemnification of Directors and Officers - The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives to the extent permitted by the Business Corporations Act.

8. Indemnity of Others - Except as otherwise required by the Business Corporation Act and subject to paragraph 6, the Corporation may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent of participant in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with view to the best interests of the Corporation, and with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, shall not, or in itself, create a presumption that the person did not act honestly and in good faith with view to the best interests of the Corporation, and with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his conduct was not lawful.

9. Right of Indemnity Not Exclusive - The provisions for indemnification contained in the by-laws of the Corporation shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

10. No Liability of Directors or Officers of Certain Acts, etc. - To the extent permitted by law, no director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortuous act of any person, firm or corporation with whom or which any moneys, securtities or effects shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation, the fact of his being a director or officer of the Corporation shal no disentitle such director or officer or such firm or company, as the case may be, from receiving proper remuneration for such services.

BANKING ARRANGEMENTS, CONTRACTS, ETC.

11. Banking Arrangements - The banking business of the Corporation, or any part thereof, shall be transacted with such banks, trust companies or other financial institutions as the board may designate, appoint or authorize from time to time by resolution and all such banking business, or any part thereof, shall be transacted on the Corporation's behalf by such one or more officers and/or other persons as the board may designate, direct or authorize form time to time by resolution and to the extra therein provided.

12. Execution of Instruments - Contracts, documents, or instruments in writing requiring execution by the Corporation may be signed by any one officer or director, and all contracts, documents or instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. The board of directors is authorized from time to time by resolution to appoint any officer or officers or any other person or persons on behalf of the Corporation to sign and deliver either contracts, documents or instruments in writing generally or to sign either manually or by facsimile signature and deliver specific contracts, documents or instruments in writing. The term "contracts, documents or instruments in writing" as used in this by-law shall include share certificates, warrants, bonds, debentures or other securities or security instruments of the Corporation, deeds, mortgages, charges, conveyances, transfers and assignments of property and all kinds including specifically but without limitation transfers and assignments of shares, warrants, bonds, debentures or other securities and all paper writings.

13. Voting Rights in Other Bodies Corporate - The signing officers of the Corporation may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting right attaching to any securities held by the Corporation. Such instruments shall be in favor of such persons as may be determined by the officers executing or arranging for the same. In addition, the board may from time to time direct the manner in which and the persons by whom any particular voting rights or class of voting rights may or shall be exercised.

MADE the 8th day of December, 1999.

WITNESS the corporate seal of the Corporation.
/s/ James F. Marsh President	/s/ W. Scott Lawler Secretary-Treasurer

BY-LAW NO. 2

A by-law respecting the borrowing of money, the issuing of securities and the securing of liabilities by CAPITAL RESERVE CANADA LIMITED (hereinafter called the "Corporation")

IT IS HERBY ENACTED as a by-law of the Corporation as follows:

1. Without limiting the borrowing powers of the Corporation as set forth in The Business Corporations Act, the Board may from time to time:

(a) borrow money upon the credit of the Corporation;

(b) re-issue, sell or pledge debt obligations of the Corporation;

(c) subject to Section 42 of the Business Corporations Act as amended from time to time, give a guarantee on behalf of the Corporation to secure performance of an obligation of any person;

(d) mortgage, hypothecate, pledge or otherwise, create a security interest in all or any property of the Corporation owned or subsequently acquired to secure any obligation of the Corporation;

(e) to provide security for any loans of the Corporation by an assignment of:

(i) accounts receivable

(ii) the proceeds of any policy of insurance owned by the Corporation

(iii) the proceeds of benefit or any contract or chose in action;

(f) sign bills, notes, contracts and other evidences of or securities for money borrowed or to be borrowed;

(g) authorize any two officers acting jointly, provided that one is either one of the President or Secretary and the other is any one of the Vice-President or the Treasurer of the Corporation, with or without substitutions, to execute any or all documents necessary for the above purposes.

2. The Board may, from time to time, delegate to a Committee of the Board, to a Director or an Officer of the Corporation or any other person as may be designated by the Board, all or any of the powers conferred on the Board by Paragraph 1 hereof or by The Business Corporations Act, to such extent and in such manner as the Board shall determine at the time of such delegation.

Enacted by the Board this 8th day of December, 1999 and confirmed by the shareholders in accordance with the Business Corporations Act, this 8th day of December, A.D. 1999.
/s/ James F. Marsh President	/s/ W. Scott Lawler Secretary -Treasurer